Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF

AIM IMMUNOTECH INC.

The Restated and Amended Bylaws (the “Bylaws”) of AIM ImmunoTech Inc., a Delaware corporation (the “Company”), adopted on February 24, 2025, are hereby amended as follows, effective as of June 9, 2026.

1. Section 1.9 of Article I of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 1.9. Voting; Proxies. Except as otherwise provided by applicable law, the Certificate of Incorporation or these by-laws, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders, a plurality of the votes cast shall be sufficient to elect directors. Each other proposal submitted to a vote of stockholders shall, unless otherwise provided by the Certificate of Incorporation, these by-laws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, be determined by the affirmative vote of the holders of a majority of the votes cast on the proposal (which, for the avoidance of doubt, shall only include votes cast for or against the proposal and shall exclude abstentions and broker non-votes).”

2. Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.